Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Nos. 333-181489, 333-181488, 333-113339, 333-64356, and 333-265341) on Form S-8 of and Registration Statement (Nos. 333-183216, 333-152806, and 333-271616) on Form S-3 of Fidelity D & D Bancorp, Inc. of our report dated March 20, 2023, relating to the consolidated financial statements of Fidelity D & D Bancorp, Inc. and Subsidiary, appearing in this Annual Report on Form 10-K of Fidelity D & D Bancorp, Inc. for the year ended December 31, 2023.

/s/ RSM US LLP

Blue Bell, Pennsylvania

March 20, 2024